General Moly, Inc. - AMEX: GMO
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY TO BEGIN TRADING ON TORONTO STOCK EXCHANGE (TSX) ON FEBRUARY 14, 2008

LAKEWOOD, COLORADO - February 12, 2008, General Moly Inc. (AMEX:GMO) announced that the Company has completed its listing application process with the Toronto Stock Exchange (TSX) and will commence trading on the TSX on Thursday, February 14th under the symbol “GMO”. This listing will be in addition to the Company’s current listing on the American Stock Exchange. The listing is expected to provide additional investment opportunities for Canadian institutions and investors, and is part of the Company’s strategy to increase the Company’s visibility and improve liquidity.

Bruce D. Hansen, Chief Executive Officer, said, “We are very pleased that the Canadian investment community, which has been extremely accommodating, will have greater ability to trade in our shares. Toronto is the research capital of the mining world and one of the most significant mining finance centers as well. We look forward to the possibility of having greater Canadian institutional participation alongside our U.S. investors as we advance the world-class Mt. Hope and Hall-Tonopah molybdenum projects.”

In connection with the listing on the TSX, a National Instrument 43-101 compliant technical report on the Mt. Hope project will be filed on SEDAR.

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General Moly is a U.S.-based molybdenum mineral exploration and development company listed on the American Stock Exchange under the symbol GMO. Our primary asset, the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Hall-Tonopah project which is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information:
Investors - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development - Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts, such as the possibility of greater Canadian institutional participation and the potential for increasing the Company’s visibility and improving liquidity, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production and its ability raise required financing, metals price and production volatility, exploration risks and results, project development risks, including, without limitation, uncertainties involved in the interpretation of results and other tests and the estimation of mineralized material. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-QSB and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.